   As filed with the Securities and Exchange Commission on September 8, 1999
                                         Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  -------------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                  -------------------------------------------
                         RTI INTERNATIONAL METALS, INC.
             (Exact name of registrant as specified in its charter)

                 Ohio                                      52-2115953
       -------------------------------               --------------------
       (State or other jurisdiction of                 (I.R.S. Employer
       incorporation or organization)                 Identification No.)

                               1000 Warren Avenue
                               Niles, Ohio  44446
                                 (330) 544-7622
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Timothy G. Rupert
                      President & Chief Executive Officer
                         RTI International Metals, Inc.
                               1000 Warren Avenue
                               Niles, Ohio  44446
                                 (330) 544-7622
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                  -------------------------------------------
                                   Copies to:
       Richard D. Rose, Esquire               Dawne S. Hickton, Esquire
    Doepken Keevican & Weiss, P.C.        Vice President and General Counsel
        58th Floor, USX Tower               RTI International Metals, Inc.
           600 Grant Street                       1000 Warren Avenue
         Pittsburgh, PA 15219                     Niles, Ohio 44446

                   -------------------------------------------
 Approximate date of commencement of the proposed sale of the securities to the public:

   From time to time after the effective date of this Registration Statement.
                  -------------------------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE




----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

                                                                      Proposed
                                                      Proposed        Maximum
                                                      Maximum         Aggregate
   Title of Each Class of         Amount to be     Offering Price     Offering        Amount of
 Securities to be Registered   Registered (1) (2)   Per Unit (2)      Price (1)    Registration Fee
----------------------------------------------------------------------------------------------------
Debt Securities,
 Preferred Stock $0.01
 par value, Common
 Stock, $0.01 par
 value (3), Warrants
 to Purchase Debt
 Securities, Warrants to
 Purchase Equity
 Securities (4).................     ___               ___         $100,000,000            $27,800
----------------------------------------------------------------------------------------------------
Capital Securities..............     (4)               (4)              (4)                  None
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

(1) In no event will the aggregate initial offering price of the Debt Securities, Preferred Stock, Common Stock, Warrants to Purchase Debt Securities and Warrants to Purchase Equity Securities issued under this Registration Statement exceed $100,000,000 or, if any securities are in any foreign currency units, the U.S. dollar equivalent of $100,000,000, and if any securities are issued at original issue discount, such greater amount as shall result in an aggregate offering price not to exceed $100,000,000.

(2) Not applicable pursuant to General Instruction II D to Form S-3 and Rule 457(o).

(3) The aggregate amount of Common Stock registered hereunder is limited to that which is permissible under Rule 415(a)(4) of the Securities Act.

(4) In addition to any Preferred Stock or Common Stock that may be issued directly under this Registration Statement, there are being registered hereunder an indeterminate number of shares of Preferred Stock or Common Stock as may be issued upon conversion or exchange of Debt Securities or Preferred Stock, as the case may be. No separate consideration will be received for any shares of Preferred Stock or Common Stock so issued upon conversion or exchange.

The information in this prospectus is not complete and may be changed. We may not sell these securities until our registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

           Prospectus, Subject to Completion, Dated September 8, 1999

                         RTI International Metals, Inc.
                               1000 Warren Avenue
                               Niles, Ohio 44446
                                 (330) 544-7622

                                  $100,000,000

                                Debt Securities
                                Preferred Stock
                                  Common Stock
                      Warrants to Purchase Debt Securities
                     Warrants to Purchase Equity Securities

     You should read this prospectus and any supplement carefully before you invest.

     This prospectus describes debt and equity securities that we may issue and sell at various times:

          . our prospectus supplements will contain the specific terms of each issuance of debt or equity securities.

          . we can issue debt and equity securities with a total offering price of up to $100,000,000 under this prospectus.

          . we may sell the debt and equity securities to or through underwriters, dealers or agents. We also may sell debt and equity securities directly to investors.

     Our common shares are listed on the New York Stock Exchange under the trading symbol "RTI." The closing price of our common stock on September 7, 1999, was $10.1875 per share. We will not sell any of the securities being offered without delivery of the applicable prospectus supplement describing the method and terms of the offering of such series of securities being offered. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance.

     This investment involves risks.  See "Risk Factors" beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              This Prospectus is dated                    , 1999.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Commission using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the debt and equity securities described in this prospectus in one or more offerings for total proceeds of up to $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the following sections titled "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference".

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, so we file reports, proxy statements and other information with the Securities and Exchange Commission. You can read, inspect and copy these documents at the public reference facilities maintained by the Commission at the following locations.

     .    Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     .    7 World Trade Center, New York, New York 10048; and

     . Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60606.

     Please call the Commission at 1-800-SEC-0330 for further information about its public reference rooms, including copy charges. The Commission maintains an Internet site that contains material filed electronically by us with the Commission which you can access at http://www.sec.gov. Materials can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, which is the stock exchange on which our common stock is listed.

     We have filed with the Commission a registration statement under the Securities Act of 1933 for the Securities offered by this prospectus. The prospectus includes all material information relating to the offering, but omits some of the information contained in the registration statement. Additional information concerning documents mentioned in this prospectus can also be found in the exhibits to the registration statement. The registration statement and the exhibits may be inspected without charge at the Commission's Washington, D.C. reference facility and copies may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents:

     . Our Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A filed June 30, 1999;

     . Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 filed May 14, 1999;

     . Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 filed August 16, 1999;

     . All other reports filed by us under Section 13(a) or 15(d) of the Exchange Act since December 31, 1998;

     . The description of the common stock contained in our Registration Statement on Form 8-A12B (Registration No. 1-14437) dated August 21, 1998, including any reports updating the description;

     . All documents filed by us with the Commission subsequent to the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of the shares covered by this prospectus; and

     . All of our filings under the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement.

     You can get a free copy of any of the documents incorporated by reference, except for the exhibits to the documents unless the exhibits are themselves incorporated by reference. Call or write Richard Leone, Manager of Investor Relations, RTI International Metals, Inc., 1000 Warren Avenue, Niles, Ohio 44446-7701 (telephone number 330-544-7622).

     You should rely only on the information contained in, or incorporated by reference into, this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference is accurate as of any date other than the date of those documents.

     You may also obtain from the Commission a copy of the registration statement and exhibits that we filed with the Commission when we registered the debt and equity securities. The registration statement may contain additional information that may be important to you.

                       CERTAIN FORWARD-LOOKING STATEMENTS

     We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements under the federal securities laws. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans," and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we may project. These forward-looking statements also represent our estimates and assumptions only as of the date they were made.

     In addition to the risks described in any documents incorporated by reference or under "Risk Factors" below, these risks, uncertainties and factors include:

     . changes in global economic and business conditions (including in the aerospace markets);

     . our ability to recover our raw material costs in the pricing of our products;

     .    the availability of capital on acceptable terms;

     .    actions of our competitors;

     . the extent to which we are able to develop new markets for our products;

     . the time required for development of the new markets for our products and the level of demand for those products; and

     .    changes in our business strategies.

     Given these uncertainties, you should not place undo reliance on these forward-looking statements. Please see the documents incorporated by reference for more information regarding these factors.

                                  RISK FACTORS

     You should consider the following factors before you invest in our securities.

The Work Stoppage at Our Niles, Ohio Plant from October 1, 1998 Through April 12, 1999 Adversely Affected this Year's Earnings.

     Our primary subsidiary, RMI Titanium Company, experienced a work stoppage at its Niles, Ohio plant from October 1, 1998 through April 12, 1999. We broadly estimate that our fourth quarter results for 1998 sales were adversely impacted by $15 million to $25 million due to the strike. We estimate that the work stoppage reduced first quarter 1999 earnings by approximately $1.0 million to $2.5 million per month. First quarter 1999 net income was therefore reduced by approximately $3.0 million to $7.5 million in the aggregate. Because of the time required to complete an orderly recall of production and maintenance workers, a resumption to normal plant operating levels was not completed until mid-second quarter of 1999. This delay had a negative impact on second quarter 1999 earnings in the amount of approximately $1 million.

Our Dependence on Cyclical Aerospace Markets Could Adversely Affect Earnings in the Current Year.

     We are largely dependent on the aerospace industry, and our performance could be impacted by the cyclical nature of that industry. Accordingly, if the titanium industry experiences an extended downturn, we may require additional capital to maintain our operations and competitive position and no assurance can be given that we will have access to capital when required. As of December 31, 1998, the leading manufacturers of commercial aircraft reported an aggregate of 3,095 planes under final order and deliverable over the next five years. The comparable backlogs as of December 31, 1997 and 1996 were 2,753 planes and 2,370 planes, respectively. Boeing has, however, recently announced reductions in forecasted production rates in the 1999-2000 time frame which could impact the overall demand for titanium products in the near term.

     Our total order backlog was approximately $226 million at June 30, 1999 compared to $303 million at December 31, 1998. The reduced backlog is primarily the result of the softening of demand by the commercial aerospace industry. Our results of operations and financial condition will be adversely affected if demand continues to decline.

We May Remain Dependent on the Cyclical Aerospace Industry Because We May Not Be Able to Successfully Develop New Markets.

     In an effort to reduce our dependence on the aerospace market and to increase our participation in other markets, we have been devoting significant resources to developing new markets and applications for our products, principally in the oil and gas and geothermal energy production industries. We cannot give any assurances as to the extent to which we will be able to develop new markets for our products, the time required for development, or the level of demand for these products. Failure to develop these new markets would result in our continued dependence on the cyclical aerospace industry and our operating results would, accordingly, be cyclical.

Our Access to Capital Could Be Impaired If We Are Unable to Comply with Certain Required Financial Ratios Contained in Our Credit Agreement Because of an Extended Downturn by the Titanium Industry.

     Our credit agreement contains covenants requiring, among other things, that we maintain a minimum ratio of consolidated earnings before interest and taxes to consolidated interest expense and a minimum consolidated net worth. If we are unable to comply with these covenants, any borrowings under the credit agreement could become due and our ability to obtain capital could be impaired.

Our Raw Material Supplies and Conversion Services Could Be Interrupted Which Would Affect Our Ability to Produce Titanium Mill Products.

     We are dependent on third parties for titanium sponge, the basic raw material of titanium, our primary product, and if our ability to purchase sufficient quantities of sponge is disrupted for any reason it could have a material adverse affect upon our ability to produce titanium mill products and thus our sales and earnings. We are also dependent upon the services of outside converters to perform important conversion services on our products. An interruption of these functions could also have an adverse affect on our ability to produce titanium mill products and thus our business in the short term.

We May Be Responsible for Material Environmental Clean up Costs.

     We are involved in investigative or cleanup projects under federal or state environmental laws at a number of waste disposal sites, including a Superfund site. We can give no assurance that additional environmental investigation or remediation obligations at other locations will not be asserted against us or entities for which we may be responsible, whether by contract or by operation of law. At June 30, 1999, the amount accrued for future environmental related costs was $3.5 million. We believe that our share of potential environmental-related costs, before expected contribution from third parties, is in the range of $4.2 million to $7.0 million in the aggregate. The amount accrued is net of expected and possible contributions from third parties, not including amounts from insurers, of approximately $2.1 million. We cannot quantify the impact of potential liabilities which are not asserted.

Russian Titanium Products Could Be Priced Favorably in Comparison to Our Products and Sales Could Adversely Affect Us.

     A Russian titanium producer has the largest rated capacity in the world, although we believe practical capacity is substantially less. Wrought products produced by this firm, including plate, sheet, and pipe, are entitled to favorable tariff treatment, as compared to unwrought products, such as titanium sponge. This could allow Russian wrought products to be priced favorably compared to those produced by us, while preventing us from purchasing Russian titanium sponge on favorable terms.

A Significant Portion of Our Common Stock Will Be Distributed to Certain Note Holders on February 1, 2000.

     On March 31, 1999, our largest stockholder, USX Corporation, terminated its ownership interest in RTI by irrevocably depositing the 5,483,600 of our shares it owned with Chase Manhattan Trust Company, N.A. The shares constitute approximately 27% of our outstanding shares. Chase Manhattan is the trustee of a note indenture under which USX issued 6 3/4% exchangeable notes due February 1, 2000. All of those notes are still outstanding. At maturity, each note is mandatorily exchangeable for a number of our shares of common stock on a variable basis up to one share per note depending on the market price of our common stock at maturity. We do not believe that any of the note holders will exercise control over us as a result of the distribution.

Our Articles of Incorporation and Code of Regulations Contain Anti-takeover Provisions Which Are Intended to Encourage Potential Suitors to Negotiate With Our Board So As to Maximize Value But Which Could Discourage Acquisitions, Dilute Shareholders and Adversely Affect the Price of RTI Stock.

     Our Articles of Incorporation and Code of Regulations contain provisions which may have the effect of discouraging or impeding a tender offer, proxy contest or similar transaction involving control of RTI, including transactions in which our stockholders might otherwise receive a premium for their shares above then-current market prices or other transactions they may deem to be in their best interests.

     Specifically:

     1. We currently have in place a preferred share purchase rights plan which may be triggered upon the acquisition of 20% or more of our common stock under certain circumstances. The rights plan has the effect of discouraging entities from making an unsolicited attempt to gain control of RTI due to the possibility that their unsolicited investment will be heavily diluted upon the triggering of the rights plan. See "Description of Common Stock - Preferred Stock Purchase Rights" on Page 16 for additional details regarding our rights plan.

     2. Our Articles of Incorporation require the approval of at least two-thirds of our capital stockholders to approve a merger or consolidation where a vote by our stockholders is required under Ohio law.

     3. Our Code of Regulations permits a special meeting of shareholders to be called by a shareholder or shareholders only if they hold at least 50% of the shares of stock entitled to vote.

     4. Our Code of Regulations provides that a director may only be removed for cause.

                                  THE COMPANY

     RTI was incorporated in 1998 under the laws of Ohio. Until September 30, 1998, our corporate structure was consolidated within our operating company, RMI Titanium Company. On September 30, 1998, RTI became a holding company with RMI as its principal subsidiary. Prior to that date, our filings with the Commission were made under the name of RMI. At June 30, 1999, we had total assets of approximately $404 million and total shareholders' equity of approximately $297 million.

     In 1998 we also acquired New Century Metals, Inc. and formed RTI Energy Systems, Inc., which are also principal subsidiaries of RTI. Our subsidiaries:

     .    produce and fabricate titanium;

     . distribute titanium and other corrosion resistant alloys to the aerospace, chemical processing, oil and power generation industries; and

     . provide engineering and fabrication services for the oil and gas industry, including weld design and repair services, and materials engineering and testing services.

          Our principal executive offices are located at 1000 Warren Avenue, Niles, Ohio 44446 and our telephone number is: (330) 544-7622.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered thereby for general corporate purposes which may include:

     . repaying outstanding long-term indebtedness and other financial obligations;

     .    managing our interest rate;

     .    leveling of our debt maturity schedule;

     . financing and refinancing acquisitions, purchases of common stock (including, perhaps repurchasing our own securities), capital expenditures, and investments in subsidiaries and joint ventures; and

     .    providing working capital.

     We may temporarily invest the net proceeds we receive from any offering of securities or use the net proceeds to repay short-term debt until we can use them for their stated purposes.

                         DESCRIPTION OF DEBT SECURITIES

     As used in this prospectus, "debt securities" means the senior and subordinated debentures, notes, bonds and other evidences of indebtedness that we issue and a trustee authenticates and delivers under the applicable indenture. We will describe the particular terms of any series of debt securities, and the extent to which the general terms summarized below may apply, in the prospectus supplement relating to that series.

     The debt securities will be issued under an indenture between us and a trustee we choose. We have initially identified The First National Bank of Chicago as our trustee. We intend to use and have agreed upon the form of indenture with The First National Bank of Chicago. The following description highlights several terms and provisions of the debt securities. The summary is not complete, when we offer debt securities the prospectus supplement will explain the particular terms of those securities and the extent to which these general provisions may apply.

     The form of the indenture has been filed as an exhibit to the registration statement.

     If we use another trustee or another indenture for a series of debt securities, we will provide the details in a prospectus supplement. We will file the forms of any other indentures with the Commission at the time we use them.

     Terms. The indenture provides for the issuance of debt securities in one or more series. A prospectus supplement relating to a series of debt securities will include specific terms relating to the offering. These terms will include some or all of the following:

     .    the title and type of the debt securities;

     . whether the debt securities will be senior or subordinated debt securities and the terms of the subordination provisions;

     .    any limit on the total principal amount of the debt securities;

     . the person who will receive interest payments on any debt securities if other than the registered holder;

     .    the price or prices at which we will sell the debt securities;

     .    the maturity date or dates of the debt securities;

     . the rate or rates, which may be fixed or variable, per annum at which the debt securities will bear interest and the date from which such interest will accrue;

     . the dates on which interest will be payable and the related record dates;

     . whether any index, formula or other method will determine payments of principal or interest and the manner of determining the amount of such payments;

     . the place or places of payments on the debt securities; whether the debt securities are redeemable;

     . any redemption dates, prices, obligations and restrictions on the debt securities;

     . any mandatory or optional sinking fund or purchase fund or analogous provisions;

     . the denominations of the debt securities if other than $1,000 or multiples of $1,000;

     .    the currency of principal and interest payments if other than U.S.
          Dollars;

     .    any provisions granting special rights if certain events happen;

     . any deletions from, changes in or additions to the events of default or the covenants specified in the indenture;

     . any trustees, authenticating or paying agents, transfer agents, registrars or other agents for the debt securities;

     .    any conversion or exchange features of the debt securities;

     . whether we will issue the debt securities as original issue discount securities for federal income tax purposes;

     .    any special tax implications of the debt securities;

     .    the terms of payment upon acceleration; and

     .    any other material terms of the debt securities.

     We may issue debt securities that are convertible into or exchangeable for our common stock or other securities, or the debt or equity of another company. If we issue these types of debt securities, we will provide additional information in a prospectus supplement.

      We may sell debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that, at the time of issuance, is different than market rates. When we refer to the principal and interest on debt securities, we also mean the payment of any additional amounts that we must pay under the indenture or the debt securities, including amounts for certain taxes, assessments or other governmental charges which holders of debt securities must pay.

     Denomination, Form, Payment and Transfer. Normally, we will denominate and make payments on debt securities in U.S. dollars. If we issue debt securities denominated, or with payments, in a foreign or composite currency, a prospectus supplement will specify the currency or composite currency.

     We may from time to time issue debt securities as registered securities. This means that holders will be entitled to receive certificates representing the debt securities registered in their name. You can transfer or exchange debt securities in registered form without service charge, upon reimbursement of any taxes or government charges. You can make this transfer or exchange at the trustee's corporate trust office or at any other office we maintain for such purposes. If the debt securities are in registered form, we can pay interest by check mailed to the person in whose name the debt securities are registered on the days specified in the indenture.

     As a general rule, however, we will issue debt securities in book-entry form. This means that one or more permanent global certificates registered in the name of a depositary, or a nominee of the depositary, will represent the debt securities. Only persons who have accounts with depositaries, which are known as participants, or persons that may hold interests through participants, can have beneficial ownership interests in global certificates representing a series of debt securities. The depositary will maintain a computerized book entry and transfer system that keeps track of the principal amounts of debt securities held in the accounts of participants. Participants keep records of the interests of their clients who have purchased debt securities through them. Beneficial ownership interests in debt securities issued in book-entry form may be shown only on, and may be transferred only through, records maintained by the depositary and its participants. Some states require that certain purchasers receive securities only in certificate form. These state laws may limit the ability of beneficial owners to transfer their interests.

     The Depositary Trust Company, or DTC, frequently acts as the depositary for debt securities. DTC is owned by a number of its participants and by the NYSE, AMEX and the NASD. The information below regarding DTC, which DTC provides, is included for informational purposes only. You should not treat it as a representation, warranty or contract modification of any kind. If we issue the debt securities of any series in book-entry form and the depositary is someone other than DTC, we will provide you with additional information in a prospectus supplement.

     DTC holds securities that its participants deposit. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC's book-entry system is also available to other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. DTC electronically records the settlement among participants of their securities transactions in deposited securities. Issuers make interest and principal payments to DTC, which in turn credits payments to participants' accounts according to their beneficial ownership interests as reflected in DTC's records. In addition, DTC currently assigns any voting rights to participants by using an omnibus proxy. These payments and voting rights are governed by the customary practices between the participants and holders of beneficial interests.

     DTC will be the sole owner of the global certificates. We, the trustee and the paying agent have no responsibility or liability for the records relating to beneficial ownership interests in the global certificates or for the payments of principal and interest due for the accounts of beneficial holders of interest in the global certificates. The global certificates representing a series of debt securities normally may not be transferred except by DTC to its nominees or successors in accordance with the indenture. A series of debt securities represented by global certificates will be exchangeable for debt securities in registered form with the same terms in authorized denominations if:

     . DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and we do not appoint a successor depositary within 90 days; or

     . we decide not to require all of the debt securities of a series to be represented by global certificates and notify the trustee of that decision.

     Events of Default. Unless we indicate otherwise in a prospectus supplement, the following are events of default under the indenture with respect to any issued debt securities:

     . failure for 30 days to pay interest on any debt security of that series when due;

     . failure to pay the principal or any premium on any debt security of that series when due;

     . failure to deposit any sinking fund payment on any debt security of that series when due;

     . failure to perform any other covenant in the indenture that continues for 90 days after we have been given written notice of such failure; or

     .    certain events of bankruptcy, insolvency or reorganization.

     An event of default for one series of debt securities does not necessarily constitute an event of default for any other series. The trustee may withhold notice to the debt securities holders of any default, except a payment default, if it considers such action to be in the holders' interests.

     If an event of default occurs and continues, the trustee, or the holders of at least 25% in aggregate principal amount of the debt securities of the series, may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the acceleration of payment.

     Subordination. The subordinated debt securities will be subordinated and junior in right of payment to all our senior indebtedness to the extent set forth in the applicable prospectus supplement.

     Conversion Rights. We will describe the terms upon which debt securities may be convertible into our common stock or other securities in a prospectus supplement. These terms will include provisions as to whether conversion is mandatory or optional. They may also include provisions adjusting the number of shares of our common stock or other securities.

     Certain Covenants. Unless we undertake otherwise in a prospectus supplement, under the indenture, we will agree to the following:

     Limitations on Liens. The indenture will restrict our ability and the ability of certain of our subsidiaries to encumber assets.

     This restriction will not apply in certain situations. We may encumber assets if the encumbrance is a permitted lien, as defined below, without regard to the amount of debt secured by the encumbrance. We may also encumber assets if the amount of all debt secured by encumbrances (other than certain permitted encumbrances) does not exceed $50,000,000. Permitted liens include:

     .    certain statutory liens;

     . liens on a corporation's property, stock or debt at the time it becomes our restricted subsidiary (a restricted subsidiary is our subsidiary that has substantially all of its assets located in, or carries on, substantially all of its business in, the United States);

     . liens on property at the time we or a restricted subsidiary acquires the property;

     . liens securing debt owing by a restricted subsidiary to us or another restricted subsidiary;

     .    liens existing at the time the indenture became effective;

     . liens on property of an entity at the time such entity is merged into or consolidated with us or a restricted subsidiary or at the time we or a restricted subsidiary acquire all or substantially all of the assets of the entity;

     . liens in favor of any governmental customer to secure payments or performance pursuant to any contract or statute, or to secure indebtedness we incur with respect to the acquisition or construction of the property subject to the liens, any related indebtedness, or debt guaranteed by a government or governmental authority; and

     . any renewal, extension or replacement for any lien permitted by one of the exceptions described above.

     Limitations on Sale-Leaseback Arrangements. Except in certain circumstances, the indenture also will restrict our ability and the ability of certain of our subsidiaries to enter into sale-leaseback transactions. Such an arrangement is permissible if we or our restricted subsidiary would be permitted to incur indebtedness secured by a principal property at least equal in amount to the attributable debt with respect to such arrangement. Sale-leaseback transaction means, subject to certain exceptions, an arrangement pursuant to which we, or a restricted subsidiary, transfer a principal property to a person and contemporaneously lease it back from that person. Principal property means, with certain exceptions, any manufacturing plant or facility located in the United States which we or one or more of our restricted subsidiaries owns, except any plant or facility which our board of directors determines is not of material importance to our total business. Attributable debt for a sale-leaseback transaction means the lesser of the fair value of such property as determined by our board of directors or the present value of the obligation of the lessee for net rental payments during the remaining term of the lease.

     The applicable indenture will not otherwise limit our ability to incur additional debt, unless we tell you this in a prospectus supplement.

     Consolidation, Merger or Sale. Unless we indicate otherwise in a prospectus supplement, we may neither consolidate with nor merge into another corporation nor transfer all or substantially all of our assets to another corporation unless we will be the successor corporation in the case of a merger or:

     . the successor corporation assumes all of our obligations under the debt securities and the indenture;

     . immediately following the transaction, no event of default and no circumstances which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

     . we have delivered to the trustee an officers' certificate and a legal opinion confirming that we have complied with the indenture.

     Change of Control. Unless we indicate otherwise in a prospectus supplement, if some unrelated person acquires at least 20% of our voting securities, except:

     . a person that acquires such 20% interest solely as a result of a reduction in the number of shares of voting stock outstanding unless such person acquires additional voting shares after the reduction;

     . a person that our board of directors determines in good faith acquired the voting shares that resulted in the person crossing the 20% threshold inadvertently and the person divests a sufficient number of voting shares promptly so that the person no longer owns 20% or more of our voting stock; or

     . a person that acquired the 20% or more of our voting stock with the approval of our board of directors in connection with an approved merger, combination or similar transaction,

then, at the option of each holder of the debt securities, we will purchase the debt securities held by such holder at the price equal to 100% of the principal amount of the securities together with all accrued interest. Such purchase will be made within 35 business days after the change of control transaction.

     Redemption, Sinking Fund and Defeasance. Unless we indicate otherwise in a prospectus supplement, we may redeem some or all of the debt securities at our option, subject to the conditions stated in the applicable prospectus supplement. If a series of debt securities is subject to a sinking fund, the prospectus supplement will describe those terms.

     The indenture will permit us to discharge or defease certain of our obligations for any series of debt securities at any time. We may defease a series of debt securities by depositing with the trustee cash or government securities sufficient to pay all sums due on that series. Under certain circumstances, if we defease a series of debt securities, we will no longer have a legal obligation to pay principal, interest and any premium on that series.
We can defease one series of debt securities without defeasing any other series.

     Under U.S. federal income tax law, a discharge of our obligation to pay principal, interest and any premium on the debt securities would be treated as an exchange of the debt securities for a new security representing an interest in the trust. Each holder would have to recognize gain or loss equal to any difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders would not have to recognize gain or loss in the event of a defeasance of certain contractual obligations without a discharge of our legal obligation to pay principal, interest and any premium on the debt securities. Prospective investors should consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than U.S. federal income tax law.

     Changes to the Indenture. Unless we indicate otherwise in a prospectus supplement, holders who own more than 50% in principal amount of the debt securities of a series can agree with us to change the provisions of the indenture relating to that series. However, no change can affect the payment terms or the percentage required to change other terms without the consent of all holders of debt securities of the affected series.

     We may enter into supplemental indentures for other specified purposes and to make changes that would not materially adversely affect your interests, including the creation of any new series of debt securities, without the consent of any holder of debt securities.

     Governing Law. New York law will govern the indentures and the debt securities.

                         DESCRIPTION OF PREFERRED STOCK

     The following description is a general summary of the terms of the preferred stock which we may issue. The description below and in any prospectus supplement is not complete. Our Articles of Incorporation, as amended, and the applicable Certificate of Designation to our Articles of Incorporation will describe the terms of the related series of preferred stock. We will provide you copies of these documents upon request.

     General. Our Articles of Incorporation authorizes our board of directors, from time to time and without further stockholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock, no par value. Our board of directors may authorize the issuance of preferred stock in one or more series and may fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges.

     As of the date of this prospectus, no shares of preferred stock are outstanding, the board of directors has not provided for the issuance of any series of preferred stock, and there are no agreements or understandings for the issuance of any preferred stock, except for the issuance of Series A Junior Participating Preferred Stock in connection with preferred share purchase rights. See "Description of Common Stock - Preferred Stock Purchase Rights" on Page 16 for additional details regarding our rights plan.

     The shares of any series of preferred stock will be, when issued, fully paid and non-assessable and holders of preferred stock will not have preemptive rights.

     You should refer to the prospectus supplement relating to the class or series of preferred stock being offered for the specific terms of that class or series, including:

     .    the title and stated value of the preferred stock being offered;

     . the number of shares of preferred stock being offered, their liquidation preference per share and their purchase price;

     . the dividend rates, periods and/or payment dates or methods of calculating the payment dates applicable to the preferred stock being offered;

     . whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock being offered shall accumulate;

     . the procedures for any auction and remarketing, if any, for the preferred stock being offered;

     . the provisions for a sinking fund, if any, for the preferred stock being offered;

     . the provisions for redemption, if applicable, of the preferred stock being offered;

     . any listing of the preferred stock being offered on any securities exchange or market;

     . the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

     . the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable into debt or equity securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

     .    voting rights, if any, of the preferred stock being offered;

     . whether interests in the preferred stock being offered will be represented by depositary shares;

     . a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock being offered;

     . the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs;

     . any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs; and

     . any other specific terms, preferences, rights, limitations or restrictions of the preferred stock being offered.

     Rank. Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to distribution rights and rights upon our liquidation, dissolution or winding up of our affairs, rank:

          (1) senior to all classes or series of our common stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the preferred stock being offered;

          (2) on a parity with all equity securities issued by us other than those referred to in clauses (1) and (3) of this subheading; and

          (3) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred stock being offered.

     Distributions. A prospectus supplement will describe the circumstances relating to distributions on our preferred stock. If our board of directors approves distributions, holders of our preferred stock of each series will be entitled to receive distributions out of our assets legally available for payment to stockholders. These distributions may be cash distributions, or distributions in kind or in other property. The prospectus supplement will describe the rates of the distributions and the dates we will make distributions. Each distribution shall be payable to holders of record as they appear on our stock transfer books on such record dates as shall be fixed by our board of directors. Distributions on any series of preferred stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

     Redemption. A prospectus supplement may provide that the preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part. The prospectus supplement will describe the terms, the times and the redemption prices of the preferred stock.

     Liquidation Preference. If we liquidate, dissolve or wind up our affairs, then, before we make distributions to holders of common stock or any other class or series of shares of our capital stock ranking junior to the preferred stock in the distribution of assets, the holders of each series of preferred stock shall be entitled to receive liquidating distributions out of our assets legally available for distribution to stockholders. We will make liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of our remaining assets.

     If we liquidate, dissolve or wind up and we do not have enough legally available assets to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and other classes of capital stock ranking equally with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of shares of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     Voting Rights. Holders of preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law, or as indicated in the applicable prospectus supplement.

     Under the Ohio General Corporation Law, holders of outstanding shares of a series of preferred stock may be entitled to vote as a separate class on a proposed amendment to the terms of that series of preferred stock to the articles of incorporation if the amendment would:

          (a) change issued shares of that series of preferred stock into a lesser number of shares of that series or into shares of a different series or class;

          (b) increase or decrease the par value of the issued shares of that series of preferred stock;

          (c) change the express terms of that series of preferred stock, or change the express terms of issued shares of any class of stock senior to that series, in any manner substantially prejudicial to the holders of each shares of that series; or

          (d) authorize shares of another class convertible into, or authorize the conversion of shares of another class into, shares of that series of preferred stock, or authorize the directors to fix or alter the conversion rights of another class convertible into that series.

Under the terms of our Articles of Incorporation, the approval of a proposed amendment would require the affirmative vote of at least a majority of the outstanding shares of that series of preferred stock.

     Conversion Rights. The terms and conditions, if any, upon which any series of preferred stock is convertible into common stock will be set forth in the applicable prospectus supplement. These terms will include the following:

          (a) the number of shares of common stock into which the shares of preferred stock are convertible;

          (b) the conversion price or the manner of calculating the conversion price;

          (c)  the conversion date(s) or period(s);

          (d) provisions as to whether conversion will be at the option of the preferred stockholders or at our option; and

          (e) the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of preferred stock.

     Transfer Agent and Registrar. The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.


                          DESCRIPTION OF COMMON STOCK

     Our Articles of Incorporation provides that we have authority to issue 50,000,000 shares of common stock, par value $0.01 per share. As of August 1, 1999, 20,760,758 shares of common stock were outstanding. Our common stock is listed on the NYSE.

     Dividends. Dividends may be paid on the common stock and on any class or series of stock entitled to participate with the common stock as to dividends, but only when and as declared by our board of directors.

     Voting Rights. Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of stockholders and does not have cumulative voting rights.

     Liquidation. If we liquidate, holders of common stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of our liabilities and the preferential rights of any preferred stock that may be outstanding at that time. Our outstanding common shares are fully paid and nonassessable. The holders of our common stock do not have any preemptive, conversion or redemption rights. The registrar and transfer agent for our common stock is ChaseMellon Shareholder Services, L.L.C.

     Preferred Stock Purchase Rights.   On June 9, 1997, our board of directors
declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock. Each right, when it becomes exercisable, entitles the registered holder to purchase from us one-hundredth of a share of our Series A Junior Participating Preferred Stock, without par value, at a price of $70.00 per one-hundredth of a preferred share, subject to adjustment. These rights attached to all certificates representing our common shares outstanding on June 19, 1997 and attach to common shares issued after that date until the distribution date described below. No separate right certificates will be distributed. The rights will separate from our common shares on the distribution date. Distribution date means the date which is the earliest to occur of (1) 10 days after our public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 20% or more of our outstanding common shares; or (2) 10 days (or such later date as our board of directors may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group acquiring 20% of our outstanding voting power. We may redeem the rights at the option of our board of directors for
$0.01 per right under certain circumstances.   Our board of directors may amend
the rights at any time without stockholders approval. The Rights will expire by their terms on June 9, 2007.

     Some Important Charter Provisions. Our Articles of Incorporation provide that the approval of at least two-thirds of the holders of our capital stock voting power, and under some circumstances the holders of two-thirds of classes of preferred stock, are needed to approve a merger or consolidation if such a transaction is required under Ohio law to be submitted to our stockholders for a vote. In addition, our Code of Regulations provide that special meetings of stockholders may be called by a shareholder or shareholders only if they hold at least 50% of the shares of stock entitled to vote. Our Regulations also provide that the number of directors may be changed by the directors or at a meeting of the stockholders called for the purpose of electing directors, but shall not be fewer than three nor greater than twelve. Our Regulations further provide that vacancies on the board may only be filled by the remaining directors. In addition, as permitted by Ohio law, our Regulations provide that directors may only be removed for cause.

     These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or our management.

     Some Important Ohio Statutory Provisions. We are subject to certain provisions of Ohio law that may discourage or render more difficult an unsolicited takeover:

     The Merger Moratorium Act prohibits certain mergers, sales of assets, issuances or purchases of securities, liquidation or dissolution, or reclassifications of the then-outstanding shares of an Ohio corporation involving, or for the benefit of, certain beneficial holders of stock representing 10% or more of the voting power of the corporation (a "10% shareholder"), unless:

     . the transaction is approved by the directors prior to the time that the 10% shareholder became a 10% shareholder (the "Shareholder Acquisition Date");

     . the acquisition of 10% of the voting power is approved by the directors prior to the Shareholder Acquisition Date; or

     . the transaction involves a 10% shareholder that has been such for at least three years and the transaction is either approved by holders of two-thirds of the voting power of the corporation and the holders of a majority of the voting power not owned by 10% shareholders, or certain minimum price and form of consideration requirements are met.

     The Control Share Act provides that the acquisition of shares entitling the holder to exercise voting power in certain ranges (one-fifth or more, one-third or more, or a majority) can be made only with the prior authorization of:

     .    the holders of at least a majority of the total voting power; and

     . the holders of at least a majority of the total voting power held by shareholders other than the proposed acquirer, officers of the corporation elected or appointed by the directors, and directors of the corporation who are also employees and excluding certain shares that are transferred after the announcement of the proposed acquisition and prior to the vote with respect to the proposed acquisition. The Control Share Act does not specify a remedy for violation of the Act. However, in at least one situation, a court has set aside an acquisition made in violation of the Control Share Act.

     The Profit Disgorgement Act, provides Ohio corporations, or in certain circumstances the shareholders of an Ohio corporation, a cause of action to recover profits realized under certain circumstances by persons who dispose of securities of a corporation within 18 months of proposing to acquire such corporation.

     Change of Control Provision for Debt Securities. If we issue debt securities pursuant to the indenture, they, unless otherwise indicated in a prospectus supplement, will be subject to the option of the holders of such securities to cause us to repurchase the debt securities upon a change of control as described on page 12. This provision may have the effect of deterring hostile takeovers.

                            DESCRIPTION OF WARRANTS

     General. We may issue warrants to purchase our debt or equity securities. We may issue warrants independently or together with any offered securities and the warrants may be attached to or separate from those offered securities. We will issue the warrants under the warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

     The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

     .    the title of the warrants;

     . the designation, amount and terms of the securities for which the warrants are exercisable;

     . the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

     .    the price or prices at which the warrants will be issued;

     .    the aggregate number of warrants;

     . any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

     . the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

     . if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

     . if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

     . any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

     . the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire;

     . The maximum or minimum number of warrants which may be exercised at any time; and

     .    information with respect to book-entry procedures, if any.

     Exercise of Warrants. Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants. After the close of business on the expiration date, unexercised warrants will become void.

     Warrants may be exercised as set forth in the prospectus supplement relating to the warrants.

                              PLAN OF DISTRIBUTION

     Offerings by RTI.  We may sell any series of debt or equity securities:

     .    through underwriters or dealers;

     .    through agents;

     .    directly to one or more purchasers; or

     .    directly to stockholders.

     We may effect the distribution of the debt or equity securities from time to time in one or more transactions either:

     .    at a fixed price or prices which may be changed;

     .    at market prices prevailing at the time of sale;

     .    at prices determined by one or more auctions;

     .    at prices relating to the prices of other securities;

     .    at prices relating to such prevailing market prices; or

     .    at negotiated prices.

     For each offering of debt or equity securities, the prospectus supplement will describe the plan of distribution.

     If we use underwriters in the sale, they will buy the debt or equity securities for their own account. The underwriters may then resell the debt or equity securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or after the sale. The obligations of the underwriters to purchase the debt or equity securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt or equity securities offered if they purchase any debt or equity securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     If we use dealers in the sale, we will sell debt or equity securities to such dealers as principals. The dealers may then resell the debt or equity securities to the public at varying prices to be determined by these dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchasers for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of debt securities in any state that does not permit such an offer.

     Underwriters, dealers and agents that participate in the debt or equity securities distribution may be deemed to be underwriters as defined in the Securities Act of 1933. Any discounts, commissions, or profit they receive when they resell the debt securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribute with respect to payments that they may be required to make.

     We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the debt or equity securities from us on a future date at a specified price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

     Underwriters, dealers and agents may be our customers or may engage in transactions with us or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

     Doepken Keevican & Weiss Professional Corporation will issue an opinion about the legality of the debt and equity securities for us. Underwriters, dealers or agents, who we will identify in a prospectus supplement, may have their counsel opine about certain legal matters relating to the debt and equity securities.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

You should rely only on the information incorporated by reference or provided in the prospectus or a prospectus supplement. We have not authorized anyone else to provide you with different information. Neither RTI, nor any other person on our behalf, is making an offer to sell or soliciting an offer to buy any of the securities described in this prospectus or in a prospectus supplement in any state where the offer is not permitted by law. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the documents. There may have been changes in our affairs since the date of the prospectus or a prospectus supplement.

                               TABLE OF CONTENTS

                                                   Page
                                                   ----
About this Prospectus............................     2
Where You Can Find More Information..............     2
Incorporation of Certain Documents by Reference..     2
Certain Forward-Looking Statements...............     3
Risk Factors.....................................     4
The Company......................................     6
Use of Proceeds..................................     7
Description of Debt Securities...................     7
Description of Preferred Stock...................    13
Description of Common Stock......................    16
Description of Warrants..........................    18
Plan of Distribution.............................    19
Legal Matters....................................    20
Experts..........................................    20

                               RTI INTERNATIONAL
                                  METALS, INC.

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                      WARRANTS TO PURCHASE DEBT SECURITIES
                     WARRANTS TO PURCHASE EQUITY SECURITIES

                        _______________________________

                              P R O S P E C T U S
                        _______________________________


                                     , 1999

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses Of Issuance And Distribution

Estimated expenses of the Registrant in connection with the issuance and distribution of the Registrant's Common Stock are as follows:

Securities and Exchange Commission registration fee..  $27,800.00
Transfer Agent and Registrar Fees....................
Accounting fees and expenses.........................    5,000.00
Printing.............................................    5,000.00
Legal fees and expenses..............................   20,000.00
Listing Fees.........................................
Other................................................
                                                       __________

               Total Expenses........................  $57,800.00

Item 15.  Indemnification Of Directors And Officers

The Code of Regulations of RTI International Metals, Inc. (the "Company" or the "Registrant") effectively provides that the Company, to the full extent permitted by Section 1701.13 of the Ohio Revised Code, as amended from time to time ("Section 1701.13"), shall indemnify all directors and officers of the Company and may indemnify all employees, representatives and other persons as permitted pursuant thereto.

Section 1701.13 of the Ohio Revised Code permits a corporation to indemnify its officers, directors and employees (other than in certain cases involving bad faith, negligence or misconduct) from and against any and all claims and liabilities to which he or she may become subject by reason of his or her position, or acts or commissions in such position, including reasonable costs of defense and settlements (except in connection with shareholder derivative suits, where indemnification is limited to the costs of defense). Ohio law also permits corporations to provide broader indemnification than that provided by statute.

The Company maintains insurance against liabilities under the Securities Act of 1933 (the "Securities Act") for the benefit of its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits

The following exhibits are filed herewith or incorporated by reference herein as part of this Registration Statement:

     Number                 Description
                            -----------

     4.1 RTI International Metals, Inc.'s amended and restated Articles of Incorporation

     4.2  RTI International Metals, Inc.'s Code of Regulations

     4.3  Form of Indenture

     5.1  Opinion of Doepken Keevican & Weiss Professional Corporation

     23.1 Consent of PricewaterhouseCoopers LLP

     23.2 Consent of Doepken Keevican & Weiss Professional Corporation (included in opinion filed as Exhibit 5.1 hereto)

     25.1 Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 of A Corporation Designated to Act As Trustee

Item 17.  Undertakings

          The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provision or arrangement whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niles, State of Ohio, on September 8, 1999.

                                  RTI INTERNATIONAL METALS, INC.

                                  By     /s/ Timothy G. Rupert
                                    --------------------------------
                                            Timothy G. Rupert
                                            President & Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 7, 1999.

                                   SIGNATURE

      /s/ Timothy G. Rupert            President & Chief Executive Officer &
----------------------------------     Director
          Timothy G. Rupert

                  *                    Vice President & Chief Financial Officer
----------------------------------     & Treasurer
          Lawrence W. Jacobs

                  *                    Executive Vice President & Director
----------------------------------
             John H. Odle

                  *                    Director
----------------------------------
           Craig R. Andersson

                  *                    Director
----------------------------------
           Neil A. Armstrong

                  *                    Director
----------------------------------
           Daniel I. Booker

                  *                    Director
----------------------------------
          Ronald L. Gallatin

                  *                    Director
----------------------------------
           Charles C. Gedeon

                  *                    Chairman of the Board of Directors
----------------------------------
          Robert M. Hernandez

                  *                    Director
----------------------------------
           Edith E. Holiday

                  *                    Director
----------------------------------
         Wesley W. Von Schack

                                 EXHIBIT INDEX

Number                        Description                                       Method of Filing
   4.1  RTI International Metals, Inc.'s amended and restated    Previously filed as Exhibit 3.1 to Form 10-Q
        Articles of Incorporation                                (1-14437) and incorporated herein by
                                                                 reference

   4.2  RTI International Metals, Inc.'s Code of Regulations     Previously filed as Exhibit 3.3 to Registration
                                                                 Statement on Form S-4 (333-61935) and incorporated
                                                                 herein by reference

   4.3  Form of Indenture                                        Filed herewith

   5.1  Opinion of Doepken Keevican & Weiss Professional         Filed herewith
        Corporation

  23.1  Consent of PricewaterhouseCoopers LLP                    Filed herewith

  23.2  Consent of Doepken Keevican & Weiss Professional         Filed herewith
        Corporation (included in opinion filed as Exhibit
        5.1 hereto)

  25.1  Form T-1 Statement of Eligibility Under the Trust        Filed herewith
        Indenture Act of 1939 of A Corporation Designated to
        Act As Trustee